JPMorgan Chase Financial Company LLC
Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement Nos. 333-293684 and 333-293684-01
Dated August 28, 2026

72.5-Month SPX Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index (Bloomberg ticker: SPX Index)
Payment at maturity:

If the final index value is greater than the initial index value, for each $1,000 stated principal amount Trigger PLUS:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, for each $1,000 stated principal amount Trigger PLUS:

$1,000

If the final index value is less than the trigger level, for each $1,000 stated principal amount Trigger PLUS:

$1,000 × index performance factor

This amount will be less than the stated principal amount of $1,000 per Trigger PLUS and will represent a loss of more than 15%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Trigger level:	85% of the initial index value
Leverage factor:	At least 137.20% (to be provided in the pricing supplement)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$1,850.00 (185.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	Expected to be September 16, 2026
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	September 30, 2032
Maturity date†:	October 5, 2032
CUSIP / ISIN:	46661MKB9 / US46661MKB99
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/000121390026095140/ ea0303606-01_424b2.htm

†Subject to postponement

The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $930.00 per $1,000 stated principal amount Trigger PLUS. For information about the estimated value of the Trigger PLUS, which likely will be lower than the price you paid for the Trigger PLUS, please see the hyperlink above.

Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS.

Trigger PLUS Payoff Diagram*

Change in Underlying Index	Return on the Trigger PLUS*
100.00000%	85.000%
80.00000%	85.000%
70.00000%	85.000%
61.95336%	85.000%
60.00000%	82.320%
50.00000%	68.600%
40.00000%	54.880%
30.00000%	41.160%
20.00000%	27.440%
10.00000%	13.720%
5.00000%	6.860%
1.00000%	1.372%
0.00000%	0.000%
-10.00000%	0.000%
-15.00000%	0.000%
-15.01000%	-15.010%
-20.00000%	-20.000%
-30.00000%	-30.000%
-40.00000%	-40.000%
-50.00000%	-50.000%
-60.00000%	-60.000%
-80.00000%	-80.000%
-100.00000%	-100.000%

*Assumes a leverage factor of 137.20%. The actual leverage factor will be provided in the pricing supplement and will not be less than 137.20%

JPMorgan Chase Financial Company LLC

72.5-Month SPX Trigger PLUS

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the Trigger PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS

▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates.
▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate.
▪	The value of the Trigger PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS.
▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	JPMorgan Chase & Co. is currently one of the companies that make up the underlying index.
▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Trigger PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.